Exhibit 5.1

August 1, 2017

Triumph Bancorp, Inc.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

Re:     Triumph Bancorp, Inc. – Common Stock

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Triumph Bancorp, Inc., a Texas corporation (the “Company”), and in such capacity have acted as counsel to the Company in connection with the public offering of an aggregate of (i) 2,200,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (ii) 330,000 additional shares of Common Stock pursuant to the Underwriters’ option described in Section 2(b) of the Underwriting Agreement (as hereinafter defined) (collectively, the “Securities”), pursuant to a Registration Statement on Form S-3 (File No. 333-213169) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on August 17, 2016, as amended through the date hereof (the “Registration Statement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In rendering the opinions expressed herein, I, or members of my staff, have examined and relied upon (i) the Registration Statement, (ii) the base prospectus, dated September 23, 2016, as supplemented by the preliminary prospectus supplement relating to the Securities filed with the SEC on July 26, 2017, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and as further supplemented by the final prospectus supplement relating to the Securities filed with the SEC on July 27, 2017, pursuant to Rule 424(b) under the Securities Act, (iii) an executed copy of the Underwriting Agreement, dated as of July 27, 2017 to which the Company is a party, (iv) resolutions or written consents, as applicable, of the Board of Directors and the Pricing Committee of the Board of Directors of the Company, (v) a copy of the Second Amended and Restated Certificate of Formation of the Company, as amended or supplemented through the date hereof, (vi) a copy of the Second Amended and Restated Bylaws of the Company, as amended or supplemented through the date hereof, (vii) such other corporate records, certificates and other documents as I have deemed necessary or appropriate for purposes of rendering this letter, (viii) the General Disclosure Package and (ix) such records of the Company and such agreements, certificates and receipts of public officials, certificates as to factual matters executed by responsible officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In making such examination and rendering the opinion set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me or members of my staff as originals, the authenticity of the originals of such documents submitted to me or my staff as certified copies, the conformity to originals of all documents submitted to me or my staff as copies, the authenticity of the originals of such documents, that all documents submitted to me or my staff as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Securities have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued and fully paid and non-assessable.

I am a member of the bar of the State of Texas and I do not express any opinion herein concerning any law other than the Texas Business Organizations Code (including the statutory provisions, all applicable provisions of the Texas Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on August 1, 2017 and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Adam D. Nelson
Name:	Adam D. Nelson
Title:	Executive Vice President and General Counsel